                                                                    Exhibit 11.1


                               PRINTWARE, INC.

                    PER SHARE EARNINGS (LOSS) COMPUTATIONS

                                          Three months ended              Year Ended December 31,
                                          --------------------     ------------------------------------
                                          March 30,   April 1,
                                             1996       1995          1995         1994          1993
                                          ---------   --------     ----------   ---------   -----------
                                               (Unaudited)
PRIMARY EPS:
Weighted average number of
    common shares outstanding..........   3,629,713   3,626,613     3,627,013   3,618,040     3,614,751

Common Stock equivalents from
    assumed exercise of options and
    warrants...........................      75,690      79,014        78,614      67,540        20,475
                                          ---------   ---------    ----------   ---------   -----------
Total Shares...........................   3,705,403   3,705,627     3,705,627   3,685,580     3,635,226
                                          ---------   ---------    ----------   ---------   -----------
                                          ---------   ---------    ----------   ---------   -----------
Income (loss) before extraordinary
  item.................................   $ 330,898    $326,483    $1,793,425    $643,102   $(1,204,707)

Extraordinary income...................        --          --            --       140,927          --
                                          ---------   ---------    ----------   ---------   -----------
Net income (loss)......................   $ 330,898   $ 326,483    $1,793,425   $784,029    $(1,204,707)
                                          ---------   ---------    ----------   ---------   -----------
                                          ---------   ---------    ----------   ---------   -----------
Net income (loss) per common and
  common equivalent share:
  Income (loss) before extraordinary
    item...............................   $    .09    $     .09    $      .48   $     .17   $      (.33)
                                          ---------   ---------    ----------   ---------   -----------
                                          ---------   ---------    ----------   ---------   -----------

  Net income (loss)....................   $    .09    $    .09    $      .48   $     .21   $      (.33)
                                          ---------   ---------    ----------   ---------   -----------
                                          ---------   ---------    ----------   ---------   -----------

   NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE -- Net income
(loss) per common and common equivalent share is computed by dividing net income (loss) by the weighted average number of common stock and dilutive common stock equivalents outstanding. The total weighted average number of common and common equivalent shares outstanding has been adjusted to give effect to the reverse stock split authorized by the Company's shareholders effective April 25, 1996. Common stock equivalents result from dilutive stock options and warrants. Common equivalent shares are not included in the per share calculations when the effect of their inclusion would be antidilutive, except that, in accordance with Securities and Exchange Commission requirements, common and common equivalent shares issued during 12 months prior to the Company's proposed initial public offering have been included in the calculation (using the treasury stock method based on an assumed initial public offering price of $6.50 per share) as if they were outstanding for all periods presented. The net income (loss) per common share will change if the actual initial public offering price differs from the assumed initial public offering price per share utilized in this calculation. Fully diluted earnings (loss) per Common Share is substantially equivalent to primary earnings (loss) per share and is therefore not separately presented.